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                                                                      EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                        FOR THE YEARS ENDED DECEMBER 31,
                          SIX MONTHS ENDED  ------------------------------------------------------------------------
     (in thousands)        JUNE 30, 2004        2003           2002           2001          2000           1999
                          ----------------  ------------  -------------  ------------  -------------  --------------
Fixed Charges:
    Interest expense,
    including
    amortization
       of debt issuance
       costs              $            299  $        295  $         362  $        339  $         468  $          222
    Portion of rent
    expense
    representative of
    interest                           202           519            509           444            373             241
                          ----------------  ------------  -------------  ------------  -------------  --------------

    Total fixed charges                501           814            871           783            841             463
                          ----------------  ------------  -------------  ------------  -------------  --------------

Earnings (loss):
    Loss before
    provision for income
    taxes                           (8,797)      (20,714)       (22,098)      (18,156)       (22,957)        (16,983)
    Fixed charges per
    above                              501           814            871           783            841             463

                          ----------------  ------------  -------------  ------------  -------------  --------------
    Total earnings (loss)           (8,296)      (19,900)       (21,227)      (17,373)       (22,116)        (16,520)
                          ----------------  ------------  -------------  ------------  -------------  --------------
Deficiency of earnings
available to cover
    fixed charges         $         (8,797) $    (20,714) $     (22,098) $    (18,156)  $    (22,957) $      (16,983)
                          ================  ============  =============  ============  =============  ==============